Exhibit 99.1

FOR IMMEDIATE RELEASE: JULY 18, 2019

LEGGETT & PLATT ANNOUNCES PERRY DAVIS TO RETIRE

CARTHAGE, MO, July 18, 2019 – Leggett & Platt today announced that Perry E. Davis, Executive Vice President and President of the Residential and Industrial Products segments, will retire early next year. The Company will immediately begin a search to fill this role.

Perry joined Leggett & Platt in 1981 and served in various capacities within the Bedding Group, including President of U.S. Spring and President of the Bedding Group. He was appointed President of the Residential Products segment in 2012 and added the responsibility of President of the Industrial Products segment in 2017.

President and CEO Karl Glassman commented, “I would like to thank Perry for his tremendous contributions over nearly four decades of dedicated service to the Company. A recognized leader in the global bedding industry, Perry helped us navigate a very dynamic market in recent years. He also led the effort in 2018 to acquire ECS, which brought Leggett capabilities necessary for continued long-term success in this market. We wish Perry and his family the very best. He will be missed both personally and professionally.”

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: At Leggett & Platt (NYSE: LEG), we create innovative products that enhance people’s lives, generate exceptional returns for our shareholders, and provide sought-after jobs in communities around the world. L&P is a 136-year-old diversified manufacturer that designs and produces engineered products found in most homes and automobiles. The Company is comprised of 15 business units, 23,000 employee-partners, and 145 manufacturing facilities located in 18 countries.

Leggett & Platt is the leading U.S.-based manufacturer of: a) bedding components; b) automotive seat support and lumbar systems; c) specialty bedding foams and private-label finished mattresses; d) components for home furniture and work furniture; e) flooring underlayment; f) adjustable beds; g) high-carbon drawn steel wire; and h) bedding industry machinery.

CONTACT:    Investor Relations, (417) 358-8131 or invest@leggett.com

Susan R. McCoy, Senior Vice President of Investor Relations

Wendy M. Watson, Director of Investor Relations

Cassie J. Branscum, Manager of Investor Relations

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.